Letter of Intent - Boards of Directors and Executives

This Letter of Intent - Boards of Directors and Executives (this “LOI”) dated as of February 19, 2025, is made and entered into by and among LFTD Partners Inc., a Nevada corporation ("LIFD"), Lifted Liquids, Inc., an Illinois corporation ("Lifted"), Gerard M. Jacobs, a Florida resident ("GMJ"), Nicholas S. Warrender, a Florida resident ("NSW"), William C. Jacobs, a Florida resident ("WCJ"), L. John Murray, an Illinois resident ("JM") and Erik Carlson, an Illinois resident ("EC").

LIFD, Lifted, GMJ, NSW, WCJ, JM and EC are hereafter sometimes referred to individually as a "Party" and collectively as the "Parties". GMJ, NSW and WCJ are hereafter sometimes referred to collectively as the "LIFD Executives". JM and EC are hereafter sometimes referred to collectively as the "Sustainable Executives". The LIFD Executives and the Sustainable Executives are hereafter sometimes referred to individually as a "Senior Executive" and collectively as the "Senior Executive Group".

In consideration of the mutual agreements and covenants hereafter set forth, the Parties hereby agree as follows, intending to be legally bound hereby:

1. Reference to the Marijuana LOI

Reference is hereby made to that certain Letter of Intent - SI and Marijuana Companies dated as of February 19, 2025, by and among the Parties, Sustainable Innovations Inc., Sustainable Craft Grow #1, LLC, Sustainable Transporter #1, LLC, Sustainable Transporter #2, LLC, TMD Ventures, LLC, and Illinois Kindness Four, LLC (the "Marijuana LOI"). Words and terms defined in the Marijuana LOI are used herein with the same meaning.

2. Boards and Executives

As an express inducement to each of the Parties to enter into this LOI and the Marijuana LOI, each of the Parties hereby agrees, represents, warrants and covenants as follows:

(A) Effective on the Closing Date, the Bylaws of LIFD shall be changed to increase the size of the Board of Directors of LIFD (the "LIFD Board") from nine (9) members to ten (10) members, and JM shall be added to the LIFD Board effective as of the completion of the Closing;

(B) At the Closing, LIFD shall grant to each member of the LIFD Board who is not an employee of LIFD (a "Non-Employee LIFD Board Member") assignable warrants to purchase 50,000 LIFD Shares at an exercise price of $3.25 per LIFD Share and assignable warrants to purchase 50,000 LIFD Shares at an exercise price of $5.00 per LIFD Share, provided that each such warrant: (a) shall contain a so-called "cashless exercise" provision; (b) shall expire if not exercised on or before the seventh anniversary of the Closing Date; and (c) shall not vest and shall not be exercisable unless and until LIFD's audited EPS during 2025 or any subsequent calendar year is at or above $0.20 on a fully diluted basis;

(C) At the Closing, each of the existing employment agreements of the LIFD Executives with LIFD shall terminate, and each of the Senior Executives shall sign a mutually acceptable new five year "rolling" employment agreement with LIFD (individually an "Employment Agreement" and collectively the "Employment Agreements") generally in the same form as the existing employment agreements of the LIFD Executives with LIFD, excepting only as follows:

(1) The Senior Executives shall serve in the following capacities, respectively:

GMJ -

Chairman of the LIFD Board and of the board of directors or managers of each of LIFD's wholly-owned subsidiaries, Chief Executive Officer and Secretary of LIFD, and Secretary of each of LIFD's wholly-owned subsidiaries

NSW -

Vice Chairman of the LIFD Board and of the board of directors or managers of each of LIFD's wholly-owned subsidiaries, Chief Operating Officer of LIFD, and Founder and Chief Executive Officer of Lifted

WCJ -

Director of the LIFD Board and of the board of directors or managers of each of LIFD's wholly-owned subsidiaries, President, Chief Financial Officer and Treasurer of LIFD, and President and Treasurer of Lifted

JM -	Director of the LIFD Board and of the board of directors or managers of each of LIFD's wholly-owned subsidiaries, and Chief Business Officer and Chief Strategy Officer of LIFD
EC -

General Counsel and Chief Compliance Officer of LIFD, who will be invited to attend all meetings of the LIFD Board and of the board of directors or managers of each of LIFD's wholly-owned subsidiaries;

(2) The annual base salary of NSW shall be $500,000. The annual base salaries of each of GMJ, WCJ, JM and EC shall initially be $250,000, provided that immediately following the first calendar quarter in which LIFD's consolidated gross revenue exceeds $20,000,000, then the annual base salaries of each of GMJ, WCJ, JM and EC shall increase to $400,000, and provided further, that immediately following the first calendar quarter in which LIFD's consolidated gross revenue exceeds $25,000,000, then the annual base salaries of each of GMJ, WCJ, JM and EC shall increase to $500,000, and provided further, that if the annual base salary of any of the Senior Executives is ever increased above $500,000, then the annual base salary of each of the other Senior Executives shall automatically also be increased so that none of the Senior Executives has an annual base salary which exceeds the annual base salary of any of the other Senior Executives by more than $100,000;

(3) The amount of the annual company-wide bonus pool for each of years 2025 and 2026 shall be capped, so that in no event shall the amount of the annual company-wide bonus pool for either 2025 or 2026 decrease LIFD's audited earnings per share ("EPS") for such year below an EPS of $0.20 on a fully diluted basis, provided that certain previously disclosed overpayments of the annual company-wide bonus pool in regard to calendar year 2022 which were made to certain Lifted employees who are not Senior Executives shall not reduce the calculation of the annual company-wide bonus pool for calendar year 2025 or for any subsequent year, and provided further that nothing in this Section shall be deemed to cap the annual company-wide bonus pool for 2027 or any subsequent year; and

(4) LIFD shall grant to each of the Senior Executives assignable warrants to purchase 500,000 LIFD Shares at an exercise price of $3.25 per LIFD Share and assignable warrants to purchase 500,000 LIFD Shares at an exercise price of $5.00 per LIFD Share (collectively such Senior Executive's "Warrants"), provided that each of such Senior Executive's Warrants: (a) shall contain a so-called "cashless exercise" provision; (b) shall expire if not exercised on or before the seventh anniversary of the Closing Date; and (c) shall not vest and shall not be exercisable unless and until LIFD's audited EPS during 2025 or any subsequent calendar year is at or above $0.20 on a fully diluted basis;

provided, that:

(a) each of the Senior Executives, at his election, may elect to sign his Employment Agreement with a newly formed Illinois corporation ("Senior Executive Corporation") the capital stock of which is owned by such Senior Executive;

(b) on the Closing Date such Senior Executive Corporation shall merge with and into LIFD (a "Senior Executive Corporation Merger"), with LIFD being the survivor of such Senior Executive Corporation Merger;

(c) the merger consideration that shall be paid by LIFD in such Senior Executive Corporation Merger pursuant to which LIFD shall acquire 100% of the capital stock of such Senior Executive Corporation shall consist of one LIFD Share plus such Senior Executive's Warrants set forth in Section 2(C)(4) above; and

(d) upon the closing of such Senior Executive Corporation Merger, such Employment Agreement shall be legally binding upon LIFD (as employer) and such Senior Executive (as employee), and LIFD shall assume all rights and obligations of such Senior Executive Corporation (as employer) under such Employment Agreement;

(D) Promptly following the Closing, LIFD shall hire a full-time internal CPA who is a resident of Illinois, who shall be acceptable to and report to LIFD's President and CFO, and who shall be responsible for maintaining the financial books and records and for handling all needed internal accounting functions for the operations of the Marijuana Subsidiaries and any other subsidiaries of LIFD operating in Illinois; and

(E) At the Closing, the existing Shareholder Agreement among the LIFD Executives shall terminate, and each of the five Senior Executives shall sign a mutually acceptable new Shareholder Agreement in which they shall agree, among other things, following the Closing:

(1) to nominate, support, agree upon, and vote in favor only of slates of nominees for the LIFD Board, and for the boards of directors and managers of all subsidiaries and affiliates of LIFD (collectively "LIFD Subsidiaries and Affiliates"), who are mutually acceptable to all five of the Senior Executives;

(2) to propose, request, support, agree upon, accept, assist, facilitate and vote in favor only of base salaries, bonuses and bonus pools, commission agreements, consulting agreements, employment agreements, stock options and warrants, and any other direct or indirect forms of equity or profit participation or compensation, paid or entered into by LIFD and/or by LIFD Subsidiaries and Affiliates, to or for the benefit of any of the Senior Executives, key employees, contractors or consultants of LIFD and/or LIFD Subsidiaries and Affiliates, that are mutually acceptable to all five of the Senior Executives;

(3) to propose, request, support, agree upon, accept, assist, facilitate and vote in favor only of material corporate agreements and contracts, mergers, purchases, acquisitions and divestitures, plan or arrangement, capital raises, and other lawful corporate transactions or series of transactions of any nature (individually a "Transaction" and collectively "Transactions") involving LIFD and/or LIFD Subsidiaries and Affiliates that are mutually acceptable to all five of the Senior Executives; and

(4) not to directly or indirectly sell or transfer any right, title or interest in or to some or all of their LIFD stock, stock options or warrants in any Transaction that could or might result in a change of control of LIFD, unless such Transaction is mutually acceptable to all five of the Senior Executives and is approved by a majority of the LIFD Board.

3. Miscellaneous

(A) Each of the Parties shall bear its or his own fees and expenses in connection with this LOI. Without limiting the generality of the foregoing, each of the Parties shall be solely responsible for the fees and expenses owed by it or him to any lawyers, accountants, financial advisors, investment bankers, brokers or finders employed by such Party.

(B) LIFD shall be permitted to publicly disclose the terms and conditions of this LOI and in its SEC filings, press releases, conference calls, and investor relations efforts, and the Parties shall use good faith efforts to cooperate therewith.

(C) The Parties acknowledge that LIFD is a publicly traded company and that unauthorized disclosure of any material non-public information regarding LIFD or the transactions contemplated by this LOI could subject the disclosing party to scrutiny and potential liability under applicable securities laws and regulations.

In Witness Whereof, the Parties have executed and delivered this LOI as of the date first written above.

LFTD Partners Inc., a Nevada corporation

By  /s/ Gerard M. Jacobs

Gerard M. Jacobs, CEO

Lifted Liquids, Inc., an Illinois corporation

By  /s/ Nicholas S. Warrender

Nicholas S. Warrender, CEO

  /s/ Gerard M. Jacobs

Gerard M. Jacobs, a Florida resident

  /s/ Nicholas S. Warrender

Nicholas S. Warrender, a Florida resident

  /s/ William C. Jacobs

William C. Jacobs, a Florida resident

  /s/ L. John Murray

L. John Murray, an Illinois resident

  /s/ Erik Carlson

Erik Carlson, an Illinois resident